Exhibit 99.1

MAA
Centennial Park
Simpson St NW
305

MAA

Earnings Release | Supplemental Data | Fourth Quarter and Full Year 2020

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	7
Consolidated Statements of Operations	9
Share and Unit Data	10
Consolidated Balance Sheets	11
Reconciliation of Non-GAAP Financial Measures	12
Non-GAAP Financial Measures	15
Other Key Definitions	16
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Portfolio Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Portfolio Comparisons	S-5
Multifamily Development Pipeline/Multifamily Redevelopment Pipeline/Multifamily Lease-up Communities/2020 Acquisition Activity/2020 Disposition Activity	S-8
Investments In Unconsolidated Real Estate Entities/Debt and Debt Covenants as of December 31, 2020	S-9
2021 Guidance/ Reconciliation of Net Income per Diluted Common Share to Core FFO and Core AFFO per Share Guidance	S-11
Credit Ratings/Common Stock/Investor Relations Data	S-12

OVERVIEW

MAA REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

GERMANTOWN, TN, February 3, 2021/PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter and year ended December 31, 2020.

Net Income Available for Common Shareholders

For the quarter ended December 31, 2020, net income available for MAA common shareholders was $82.4 million, or $0.72 per diluted common share, compared to $148.7 million, or $1.30 per diluted common share, for the quarter ended December 31, 2019.  Results for the quarter ended December 31, 2020, included $17.2 million, or $0.15 per diluted common share, of non-cash income related to the fair value adjustment of the embedded derivative in the MAA Series I preferred shares.  Results for the quarter ended December 31, 2019, included $82.8 million, or $0.72 per diluted common share, of gains related to the sale of real estate assets and $1.7 million, or $0.01 per diluted common share, of non-cash expense related to the embedded derivative in the preferred shares.

For the year ended December 31, 2020, net income available for MAA common shareholders was $251.3 million, or $2.19 per diluted common share, compared to $350.1 million, or $3.07 per diluted common share, for the year ended December 31, 2019.  Results for the year ended December 31, 2020, included $2.6 million, or $0.02 per diluted common share, of non-cash income related to the fair value adjustment of the embedded derivative in the preferred shares and $1.0 million, or $0.01 per diluted common share, of gains related to the sale of real estate assets.  Results for the year ended December 31, 2019, included $93.0 million, or $0.82 per diluted common share, of gains related to the sale of real estate assets and $17.9 million, or $0.16 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares.

Core Funds from Operations (FFO) and FFO

Core FFO, which adjusts FFO for items that are not considered part of MAA’s core business operations, for the quarter ended December 31, 2020 was $195.4 million, or $1.65 per diluted common share and unit, or per Share, as compared to $196.0 million, or $1.66 per Share, for the quarter ended December 31, 2019. For the quarter ended December 31, 2020, FFO was $213.4 million, or $1.80 per Share, compared to $198.2 million, or $1.68 per Share, for the quarter ended December 31, 2019.  FFO results for the quarter ended December 31, 2020, included $17.2 million, or $0.14 per Share, of non-cash income related to the fair value adjustment of the embedded derivative in the preferred shares. FFO results for the quarter ended December 31, 2019, included $2.8 million, or $0.02 per Share, of gains related to the sale of non-depreciable real estate assets and $1.7 million, or $0.01 per Share, of non-cash expense related to the embedded derivative in the preferred shares.

Core FFO for the year ended December 31, 2020 was $761.4 million, or $6.43 per Share, as compared to $739.2 million, or $6.26 per Share, for the year ended December 31, 2019. For the year ended December 31, 2020, FFO was $765.3 million, or $6.46 per Share, compared to $773.2 million, or $6.55 per Share, for the year ended December 31, 2019.  FFO results for the year ended December 31, 2020, included $2.6 million, or $0.02 per Share, of non-cash income related to the fair value adjustment of the embedded derivative in the preferred shares.  FFO results for the year ended December 31, 2019, included $12.0 million, or $0.10 per Share, of gains related to the sale of non-depreciable real estate assets and $17.9 million, or $0.15 per Share, of non-cash income related to the embedded derivative in the preferred shares.

A reconciliation of FFO and Core FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO and Core FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “We continue to capture strong demand for apartment housing across our Sunbelt markets.  Improving job growth and in-migration trends, that are higher than national trends, continue to support solid occupancy and positive rent growth in our portfolio.  We carry good momentum into 2021 and continue to believe that we are early in a multiyear recovery cycle.

Calendar year 2020 demonstrated, once again, the full-cycle and resilient performance profile of our strategy.  Our team delivered exceptional service, results and support to our residents, associates and shareholders, while also supporting over 8,000 households impacted by COVID job loss with interest free rent deferral, waived fees and lease termination options.”

Fourth Quarter 2020 Highlights

•

Property revenues from the Same Store Portfolio increased 1.8% during the fourth quarter of 2020 as compared to the same period in the prior year.  Results were driven by a 1.3% growth in Average Effective Rent per Unit for the Same Store Portfolio.

•

Property operating expenses for the Same Store Portfolio increased 6.9% during the fourth quarter of 2020 as compared to the same period in the prior year.  Growth in real estate taxes, utility costs, insurance expenses, and personnel costs drove the majority of the increase.

•	Net Operating Income, or NOI, from the Same Store Portfolio decreased 0.9% during the fourth quarter of 2020 as compared to the same period in the prior year.
•	Resident turnover remained low as resident move outs for the Same Store Portfolio for the fourth quarter of 2020 was 46.1% on a rolling twelve month basis.
•

MAA completed redevelopment of 911 apartment homes during the fourth quarter of 2020, bringing the total units redeveloped during the year ended December 31, 2020 to 4,211 homes, capturing average rental rate increases of approximately 9.5% above non-renovated units.

•

The company’s initiative focused on installation of new Smart Home technology at select apartment communities continued in the fourth quarter of 2020 with 23,950 unit installations completed during the year ended December 31, 2020.

•

During the fourth quarter of 2020, MAA closed on the pre-purchase of a 317-unit multifamily apartment community development, Novel Val Vista, located in the Phoenix, Arizona market and began development of the property.

•	In addition, MAA started development of MAA Windmill Hill, a new 350-unit apartment community located in Austin, TX, during the fourth quarter of 2020.
•

As of the end of the fourth quarter of 2020, MAA had eight properties under development, representing 2,607 units once complete, with a total projected cost of $595.0 million and an estimated $259.4 million remaining to be funded.

•	During the fourth quarter of 2020, MAA completed the initial lease-up of The Greene in the Greenville, South Carolina market.
•	As of the end of the fourth quarter of 2020, MAA had one property in its initial lease-up with physical occupancy of 79.8%. That property is expected to stabilize in the second quarter of 2021.

COVID-19 Developments

MAA believes the best way it can continue to help its residents is to work with those who have lost wages or compensation due to the COVID-19 pandemic so that they can remain in their homes. During 2020, MAA supported our impacted residents in need of assistance by:

•	Providing interest-free rent deferral (assisting over 8,000 households)
•	Waiving late payment fees
•	Waiving lease termination fees

MAA’s on-site leasing offices have remained open throughout the COVID-19 pandemic while adhering to orders and directives issued by state and local governments. During the fourth quarter of 2020, MAA continued normal operations at its on-site leasing offices, permitting public access and walk-in traffic, subject to social distancing restrictions. Further, property amenities were open as permitted by governmental orders, directives and guidelines.

MAA continues to support its associates with enhanced leave and sick time policies, enhanced flextime arrangements and additional COVID-19 paid time off, among other benefits. MAA continues to monitor and comply with the various federal, state and local laws, orders and directives issued in response to the COVID-19 pandemic that affect apartment owners and operators.

Same Store Portfolio Operating Results

To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were stabilized and owned by MAA at the beginning of the previous year.

The Same Store Portfolio revenue growth of 1.8% during the fourth quarter of 2020 was primarily a result of a 1.3% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Average Physical Occupancy for the Same Store Portfolio was 95.7% for the fourth quarter of 2020, as compared to 95.6% in the same period in the prior year.  Property operating expenses for the Same Store Portfolio increased 6.9% for the fourth quarter of 2020 as compared to the same period in the prior year.  Growth in real estate taxes, utility costs, insurance expenses, and personnel costs drove the majority of the increase. The rollout of the new high-speed bulk cable internet package contributed 0.6% in revenue growth and 1.3% in expense growth for the Same Store Portfolio during the fourth quarter of 2020.  The expense associated with the high-speed bulk cable internet package is reflected in Utilities in Same Store Portfolio Property Operating Expenses presented on page S-3 of the supplemental data schedules. These changes resulted in a Same Store NOI decrease of 0.9% for the fourth quarter of 2020 as compared to the same period in the prior year.  Through February 1, 2021, Same Store Portfolio rent cash collections, represented 99.2% of billed residential rent for the fourth quarter of 2020.  Same Store Portfolio lease pricing for leases effective during the fourth quarter of 2020 as compared to the prior lease decreased 2.5% for new leases, increased 5.2% for renewing leases and increased 0.8% for both new and renewing leases on a combined basis.

The Same Store Portfolio revenue growth of 2.5% during the year ended December 31, 2020 was primarily a result of a 2.6% increase in Average Effective Rent per Unit, as compared to the prior year.  Lease pricing for the Same Store Portfolio for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 1.3% during the year ended December 31, 2020.  Average Physical Occupancy for the Same Store Portfolio was 95.6% for the year ended December 31, 2020, as compared to 95.9% for the prior year.  Property operating expenses for the Same Store Portfolio increased 4.9% for the year ended December 31, 2020 as compared to the prior year. The rollout of the new high-speed bulk cable internet package contributed 0.6% in revenue growth and 0.4% in expense growth for the Same Store Portfolio during the year ended December 31, 2020. These changes resulted in Same Store NOI growth of 1.2% for the year ended December 31, 2020 as compared to the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Development and Lease-up Activity

As of the end of the fourth quarter of 2020, MAA had eight development communities under construction.  MAA expects to complete construction of five of these development communities in 2021, two in 2022 and one in 2023.  Total development costs for the eight communities are projected to be $595.0 million, of which an estimated $259.4 million remained to be funded as of the end of the fourth quarter of 2020.  The expected average stabilized NOI yield on these communities is 6.1%. During the fourth quarter of 2020, MAA funded $103.9 million of costs for current and future projects, including the purchase of a land parcel located in the Denver, Colorado market and a pre-purchase development located in the Phoenix, Arizona market, both of which are referenced below.

As of the end of the fourth quarter of 2020, MAA had one apartment community, with 168 units, remaining in initial lease-up: Copper Ridge II, located in Ft. Worth, Texas.  Physical occupancy for this lease-up project was 79.8% at the end of the fourth quarter of 2020.

Acquisition and Disposition Activity

In November 2020, MAA acquired a 27-acre land parcel located in the Denver, Colorado market for future development.

In December 2020, MAA closed on a pre-purchase of a 317-unit multifamily apartment community development located in the Phoenix, Arizona market.

Property Redevelopment and Repositioning Activity

MAA continued its interior redevelopment program at select apartment communities throughout the portfolio.  During the fourth quarter of 2020, MAA redeveloped the interior of 911 units, bringing the total units renovated during the year ended December 31, 2020 to 4,211 at an average cost of $6,201 per unit, achieving average rental rate increases of approximately 9.5% above non-renovated units.

MAA continued its Smart Home technology initiative (mobile control of lights, thermostat and security, as well as leak monitoring) at select apartment communities.  During the fourth quarter of 2020, 2,066 units were installed, bringing the total units installed during the year ended December 31, 2020 to 23,950 at an average cost of $1,376 per unit, achieving an average rental rate increase of approximately $25 per unit.

During the fourth quarter of 2020, MAA continued its program to upgrade and reposition the amenity and common areas at select properties. The program includes targeted plans to move all units at the properties to higher rents that are expected to deliver yields on cost averaging 8% beginning in calendar year 2021.  During the fourth quarter of 2020, repositioning work continued at eight of these properties.  For the year ended December 31, 2020, MAA spent $13.0 million on this program.

Capital Expenditures

Recurring capital expenditures totaled $21.0 million for the fourth quarter of 2020, or approximately $0.18 per Share, as compared to $14.3 million, or $0.12 per Share, for the same period in the prior year.  These expenditures led to Core Adjusted Funds from Operations, or Core AFFO, of $1.47 per Share for the fourth quarter of 2020, compared to $1.54 per Share for the same period in the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the fourth quarter of 2020 were $65.6 million, as compared to $27.8 million for the same period in the prior year. These expenditures led to Funds Available for Distribution, or FAD, of $108.9 million for the fourth quarter of 2020, compared to $153.9 million for the same period in the prior year.

Recurring capital expenditures totaled $80.4 million for the year ended December 31, 2020, or approximately $0.68 per Share, as compared to $72.8 million, or $0.62 per Share, for the prior year.  These expenditures led to Core AFFO of $5.75 per Share for the year ended December 31, 2020, compared to $5.64 per Share for the prior year.

Redevelopment, revenue enhancing, commercial and other capital expenditures during the year ended December 31, 2020 were $145.1 million, as compared to $117.4 million for the prior year. These expenditures led to FAD of $535.8 million for the year ended December 31, 2020, compared to $549.0 million for the prior year.

A reconciliation of FFO, Core FFO, Core AFFO and FAD to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, Core FFO, Core AFFO and FAD, can be found later in this release.

Financing Activities

As of December 31, 2020, MAA had $849.8 million of combined cash and available capacity under MAA’s operating partnership’s (Mid-America Apartments, L.P., referred to as MAALP or the Operating Partnership) unsecured revolving credit facility, net of commercial paper borrowings.

Dividends and distributions paid on shares of common stock and noncontrolling interests during the fourth quarter of 2020 were $118.6 million, as compared to $113.6 million for the same period in the prior year.

Balance Sheet

As of December 31, 2020:

•	Total debt to adjusted total assets (as defined in the covenants for the bonds issued by MAALP) was 31.2%;
•	Total debt outstanding was $4.6 billion with an average effective interest rate of approximately 3.6%;
•	96.2% of total debt was fixed against rising interest rates for an average of approximately 7.7 years; and
•	Unencumbered NOI was 93.4% of total NOI.

108th Consecutive Quarterly Common Dividend Declared

MAA declared its 108th consecutive quarterly common dividend, which was paid on January 29, 2021 to holders of record on January 15, 2021.  The current annual dividend rate is $4.10 per common share, an increase of 2.5% from the prior year’s annual rate of $4.00.

2021 Net Income per Diluted Common Share, Core FFO per Share and Core AFFO per Share Guidance

MAA is providing initial 2021 guidance for Net income per diluted common share, as well as Core FFO per Share, and Core AFFO per Share.  MAA expects to update its 2021 Net income per diluted common share, Core FFO per Share and Core AFFO per Share guidance on a quarterly basis.

FFO, Core FFO and Core AFFO are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As discussed in the definitions of non-GAAP measures found later in this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT's, definition, and Core FFO represents FFO further adjusted for items that are not considered part of MAA’s core business operations.  MAA believes that Core FFO is helpful in understanding operating performance in that Core FFO excludes not only depreciation expense of real estate assets and certain other non-routine items, but it also excludes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

2021 Guidance
Earnings:	Full Year 2021
Earnings per common share - diluted	$3.26 to $3.56
Midpoint	$3.41
Core FFO per Share - diluted	$6.30 to $6.60
Midpoint	$6.45
Core AFFO per Share - diluted	$5.62 to $5.92
Midpoint	$5.77

MAA Same Store Communities:
Property revenue growth	1.00% to 3.00%
Property operating expense growth	3.00% to 5.00%
NOI growth	0.00% to 2.00%

MAA expects Core FFO for the first quarter of 2021 to be in the range of $1.51 to $1.67 per Share, or $1.59 per Share at the midpoint. MAA does not forecast Net income per diluted share on a quarterly basis as MAA cannot accurately predict the timing of forecasted acquisition and disposition activity within a particular quarter (rather than during the course of the full year).

Supplemental Material and Conference Call

Supplemental data to this release can be found on the “For Investors” page of our website at www.maac.com. MAA will host a conference call to further discuss fourth quarter results on Thursday, February 4, 2021, at 9:00 AM Central Time.  The conference call-in number is 877-830-2598.  You may also join the live webcast of the conference call by accessing the “For Investors” page of our website at www.maac.com.  MAA’s filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA

MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States.  As of December 31, 2020, MAA had ownership interest in 102,772 apartment units, including communities currently in development, across 16 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements

Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements regarding the potential impact of the ongoing COVID-19 pandemic on our business, statements regarding expected operating performance and results, property stabilizations, property acquisition and disposition activity, joint venture activity, development and renovation activity and other capital expenditures, and capital raising and financing activity, as well as lease pricing, revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, as described below, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements:

•	the COVID-19 pandemic and measures taken or that may be taken by federal, state and local governmental authorities to combat the spread of the disease;
•

inability to generate sufficient cash flows due to unfavorable economic and market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure to risks inherent in investments in a single industry and sector;
•

adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of development communities to be completed within budget and on a timely basis, if at all, to lease-up as anticipated or to achieve anticipated results;
•	unexpected capital needs;
•	material changes in operating costs, including real estate taxes, utilities and insurance costs;
•	inability to obtain appropriate insurance coverage at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverage;
•	ability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures;
•	level and volatility of interest or capitalization rates or capital market conditions;
•	the effect of any rating agency actions on the cost and availability of new debt financing;
•	the effect of the phase-out of the London Interbank Offered Rate, or LIBOR, as a variable rate debt benchmark by the end of 2021 and the transition to a different benchmark interest rate;
•

significant change in the mortgage financing market or other factors that would cause single-family housing or other alternative housing options, either as an owned or rental product, to become a more significant competitive product;

•

our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;
•	cyber liability or potential liability for breaches of our or our service providers’ information technology systems, or business operations disruptions;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory developments;
•	extreme weather, natural disasters, disease outbreak and other public health events;
•	legal proceedings or class action lawsuits;
•	impact of reputational harm caused by negative press of MAA’s actions or policies, whether or not warranted;
•	compliance costs associated with numerous federal, state and local laws and regulations; and
•	other risks identified in this release and in reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business.  Except as required by law, we undertake no obligation to publicly update or revise forward-looking statements contained in this release to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Rental and other property revenues	$423,661	$416,817	$1,677,984	$1,641,017

Net income available for MAA common shareholders	$82,420	$148,667	$251,274	$350,123

Total NOI (1)	$263,647	$267,030	$1,037,513	$1,028,172

Earnings per common share: (2)
Basic	$0.72	$1.30	$2.20	$3.07
Diluted	$0.72	$1.30	$2.19	$3.07

Funds from operations per Share - diluted: (2)
FFO (1)	$1.80	$1.68	$6.46	$6.55
Core FFO (1)	$1.65	$1.66	$6.43	$6.26
Core AFFO (1)	$1.47	$1.54	$5.75	$5.64

Dividends declared per common share	$1.0250	$1.0000	$4.0250	$3.8800

Dividends/Core FFO (diluted) payout ratio	62.1%	60.2%	62.6%	62.0%
Dividends/Core AFFO (diluted) payout ratio	69.7%	64.9%	70.0%	68.8%

Consolidated interest expense	$40,952	$43,698	$167,562	$179,847
Mark-to-market debt adjustment	(83)	34	(75)	256
Debt discount and debt issuance cost amortization	(1,283)	(1,170)	(4,886)	(6,098)
Capitalized interest	2,129	1,042	6,912	2,889
Total interest incurred	$41,715	$43,604	$169,513	$176,894

Amortization of principal on notes payable	$886	$1,779	$5,424	$7,247

(1)

A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO, Core FFO and Core AFFO to Net income available for MAA common shareholders.

(2)	See the “Share and Unit Data” section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)

Dollars in thousands, except share price
	December 31, 2020	December 31, 2019
Gross Assets (1)	$14,609,896	$14,185,703
Gross Real Estate Assets (1)	$14,407,418	$13,996,700
Total debt	$4,562,712	$4,454,598
Common shares and units outstanding	118,431,384	118,313,567
Share price	$126.69	$131.86
Book equity value	$6,103,805	$6,303,590
Market equity value	$15,004,072	$15,600,827
Net Debt/Recurring Adjusted EBITDAre (2) (3)	4.81x	4.71x

(1)	A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2)

Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre and Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS

Dollars in thousands, except per share data	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenues:
Rental and other property revenues	$423,661	$416,817	$1,677,984	$1,641,017
Expenses:
Operating expenses, excluding real estate taxes and insurance	95,935	91,169	387,966	377,453
Real estate taxes and insurance	64,079	58,618	252,505	235,392
Depreciation and amortization	129,585	125,426	510,842	496,843
Total property operating expenses	289,599	275,213	1,151,313	1,109,688
Property management expenses	13,236	13,816	52,300	55,011
General and administrative expenses	11,677	10,885	46,858	43,845
Interest expense	40,952	43,698	167,562	179,847
Gain on sale of depreciable real estate assets	(16)	(80,001)	(9)	(80,988)
Gain on sale of non-depreciable real estate assets	(29)	(2,787)	(1,024)	(12,047)
Other non-operating (income) expense	(18,504)	495	(4,857)	(22,999)
Income before income tax expense	86,746	155,498	265,841	368,660
Income tax expense	(795)	(882)	(3,327)	(3,696)
Income from continuing operations before real estate joint venture activity	85,951	154,616	262,514	364,964
Income from real estate joint venture	348	444	1,501	1,654
Net income	86,299	155,060	264,015	366,618
Net income attributable to noncontrolling interests	2,957	5,471	9,053	12,807
Net income available for shareholders	83,342	149,589	254,962	353,811
Dividends to MAA Series I preferred shareholders	922	922	3,688	3,688
Net income available for MAA common shareholders	$82,420	$148,667	$251,274	$350,123

Earnings per common share - basic:
Net income available for common shareholders	$0.72	$1.30	$2.20	$3.07

Earnings per common share - diluted:
Net income available for common shareholders	$0.72	$1.30	$2.19	$3.07

SHARE AND UNIT DATA

Shares and units in thousands	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net Income Shares (1)
Weighted average common shares - basic	114,220	113,967	114,188	113,854
Effect of dilutive securities	315	342	312	259
Weighted average common shares - diluted	114,535	114,309	114,500	114,113
Funds From Operations Shares And Units
Weighted average common shares and units - basic	118,279	118,037	118,248	117,944
Weighted average common shares and units - diluted	118,437	118,214	118,409	118,127
Period End Shares And Units
Common shares at December 31,	114,374	114,247	114,374	114,247
Operating Partnership units at December 31,	4,058	4,067	4,058	4,067
Total common shares and units at December 31,	118,432	118,314	118,432	118,314

(1)

For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Consolidated Financial Statements in MAA’s Annual Report on Form 10-K for the year ended December 31, 2020, expected to be filed with the SEC on or about February 18, 2021.

CONSOLIDATED BALANCE SHEETS

Dollars in thousands
	December 31, 2020	December 31, 2019
Assets
Real estate assets:
Land	$1,929,181	$1,905,757
Buildings and improvements and other	12,065,244	11,841,978
Development and capital improvements in progress	283,477	116,424
	14,277,902	13,864,159
Less: Accumulated depreciation	(3,415,105)	(2,955,253)
	10,862,797	10,908,906
Undeveloped land	60,993	34,548
Investment in real estate joint venture	43,325	43,674
Real estate assets, net	10,967,115	10,987,128

Cash and cash equivalents	25,198	20,476
Restricted cash	10,417	50,065
Other assets	192,061	172,781
Total assets	$11,194,791	$11,230,450

Liabilities and equity
Liabilities:
Unsecured notes payable	$4,077,373	$3,828,201
Secured notes payable	485,339	626,397
Accrued expenses and other liabilities	528,274	472,262
Total liabilities	5,090,986	4,926,860

Redeemable common stock	15,397	14,131

Shareholders’ equity:
Preferred stock	9	9
Common stock	1,141	1,140
Additional paid-in capital	7,176,793	7,166,073
Accumulated distributions in excess of net income	(1,294,182)	(1,085,479)
Accumulated other comprehensive loss	(12,128)	(13,178)
Total MAA shareholders’ equity	5,871,633	6,068,565
Noncontrolling interests - Operating Partnership units	206,927	214,647
Total Company’s shareholders’ equity	6,078,560	6,283,212
Noncontrolling interests - consolidated real estate entities	9,848	6,247
Total equity	6,088,408	6,289,459
Total liabilities and equity	$11,194,791	$11,230,450

RECONCILIATION OF FFO, CORE FFO, CORE AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Amounts in thousands, except per share and unit data	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Net income available for MAA common shareholders	$82,420	$148,667	$251,274	$350,123
Depreciation and amortization of real estate assets	127,934	123,928	504,364	490,632
Gain on sale of depreciable real estate assets	(16)	(80,001)	(9)	(80,988)
Depreciation and amortization of real estate assets of real estate joint venture	154	153	612	618
Net income attributable to noncontrolling interests	2,957	5,471	9,053	12,807
Funds from operations attributable to the Company	213,449	198,218	765,294	773,192
(Income) loss on embedded derivative in preferred shares (1)	(17,165)	1,706	(2,562)	(17,886)
Gain on sale of non-depreciable real estate assets	(29)	(2,787)	(1,024)	(12,047)
(Gain) loss from unconsolidated limited partnerships, net of tax (1)(2)	(672)	215	(4,757)	(2,954)
Net casualty (gain) loss and other settlement proceeds (1)	(723)	(1,491)	484	(3,390)
Loss on debt extinguishment (1)	—	193	344	253
Non-routine legal costs and settlements (1)	(78)	—	(38)	2,276
COVID-19 related costs (1)	553	—	3,536	—
Mark-to-market debt adjustment (3)	83	(34)	75	(256)
Core funds from operations	195,418	196,020	761,352	739,188
Recurring capital expenditures	(21,008)	(14,320)	(80,420)	(72,781)
Core adjusted funds from operations	174,410	181,700	680,932	666,407
Redevelopment capital expenditures	(41,078)	(13,139)	(76,728)	(58,199)
Revenue enhancing capital expenditures	(15,019)	(6,804)	(39,529)	(32,871)
Commercial capital expenditures	(1,174)	(2,056)	(3,477)	(7,075)
Other capital expenditures	(8,287)	(5,785)	(25,352)	(19,280)
Funds available for distribution	$108,852	$153,916	$535,846	$548,982

Dividends and distributions paid	$118,622	$113,630	$473,598	$453,682

Weighted average common shares - diluted	114,535	114,309	114,500	114,113
FFO weighted average common shares and units - diluted	118,437	118,214	118,409	118,127

Earnings per common share - diluted:
Net income available for common shareholders	$0.72	$1.30	$2.19	$3.07

Funds from operations per Share - diluted	$1.80	$1.68	$6.46	$6.55
Core funds from operations per Share - diluted	$1.65	$1.66	$6.43	$6.26
Core adjusted funds from operations per Share - diluted	$1.47	$1.54	$5.75	$5.64

(1)	Included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(2)

For the year ended December 31, 2020, $5.6 million of gains from unconsolidated limited partnerships are offset by $0.8 million of income tax expense as compared to $3.9 million of gains from unconsolidated limited partnerships offset by $0.9 million of income tax expense for the year ended December 31, 2019.

(3)	Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS

Dollars in thousands	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net Operating Income
Same Store NOI	$248,628	$238,702	$250,974	$979,330	$968,190
Non-Same Store and Other NOI	15,019	14,683	16,056	58,183	59,982
Total NOI	263,647	253,385	267,030	1,037,513	1,028,172
Depreciation and amortization	(129,585)	(127,679)	(125,426)	(510,842)	(496,843)
Property management expenses	(13,236)	(12,691)	(13,816)	(52,300)	(55,011)
General and administrative expenses	(11,677)	(11,360)	(10,885)	(46,858)	(43,845)
Interest expense	(40,952)	(41,010)	(43,698)	(167,562)	(179,847)
Gain on sale of depreciable real estate assets	16	20	80,001	9	80,988
Gain on sale of non-depreciable real estate assets	29	1,366	2,787	1,024	12,047
Other non-operating income (expense)	18,504	242	(495)	4,857	22,999
Income tax expense	(795)	(665)	(882)	(3,327)	(3,696)
Income from real estate joint venture	348	428	444	1,501	1,654
Net income attributable to noncontrolling interests	(2,957)	(2,126)	(5,471)	(9,053)	(12,807)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(3,688)	(3,688)
Net income available for MAA common shareholders	$82,420	$58,988	$148,667	$251,274	$350,123

RECONCILIATION OF EBITDA, EBITDAre AND ADJUSTED EBITDAre TO NET INCOME

Dollars in thousands	Three Months Ended		Year Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income	$86,299	$155,060	$264,015	$366,618
Depreciation and amortization	129,585	125,426	510,842	496,843
Interest expense	40,952	43,698	167,562	179,847
Income tax expense	795	882	3,327	3,696
EBITDA	257,631	325,066	945,746	1,047,004
Gain on sale of depreciable real estate assets	(16)	(80,001)	(9)	(80,988)
Adjustments to reflect the Company’s share of EBITDAre of unconsolidated affiliates	339	336	1,349	1,351
EBITDAre	257,954	245,401	947,086	967,367
(Gain) loss on embedded derivative in preferred shares (1)	(17,165)	1,706	(2,562)	(17,886)
Gain on sale of non-depreciable real estate assets	(29)	(2,787)	(1,024)	(12,047)
(Gain) loss from unconsolidated limited partnerships, net of tax (1)(2)	(672)	215	(4,757)	(2,954)
Net casualty (gain) loss and other settlement proceeds (1)	(723)	(1,491)	484	(3,390)
Loss on debt extinguishment (1)	—	193	344	253
Non-routine legal costs and settlements (1)	(78)	—	(38)	2,276
COVID-19 related costs (1)	553	—	3,536	—
Mark-to-market debt adjustment (3)	83	(34)	75	(256)
Adjusted EBITDAre	$239,923	$243,203	$943,144	$933,363
(1)	Included in Other non-operating (income) expense in the Consolidated Statements of Operations.
(2)

For the year ended December 31, 2020, $5.6 million of gains from unconsolidated limited partnerships are offset by $0.8 million of income tax expense as compared to $3.9 million of gains from unconsolidated limited partnerships offset by $0.9 million of income tax expense for the year ended December 31, 2019.

(3)	Included in Interest expense in the Consolidated Statements of Operations.

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE

Dollars in thousands
	December 31, 2020	December 31, 2019
Unsecured notes payable	$4,077,373	$3,828,201
Secured notes payable	485,339	626,397
Total debt	4,562,712	4,454,598
Cash and cash equivalents	(25,198)	(20,476)
1031(b) exchange proceeds included in Restricted cash (1)	—	(33,843)
Net Debt	$4,537,514	$4,400,279

(1)	Included in Restricted cash in the Consolidated Balance Sheets.

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS

Dollars in thousands
	December 31, 2020	December 31, 2019
Total assets	$11,194,791	$11,230,450
Accumulated depreciation	3,415,105	2,955,253
Gross Assets	$14,609,896	$14,185,703

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET

Dollars in thousands
	December 31, 2020	December 31, 2019
Real estate assets, net	$10,967,115	$10,987,128
Accumulated depreciation	3,415,105	2,955,253
Cash and cash equivalents	25,198	20,476
1031(b) exchange proceeds included in Restricted cash (1)	—	33,843
Gross Real Estate Assets	$14,407,418	$13,996,700

(1)	Included in Restricted cash in the Consolidated Balance Sheets.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre

For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, represents EBITDAre further adjusted for items that are not considered part of MAA’s core operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments.  As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance.  MAA’s computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre.  Adjusted EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Core Adjusted Funds from Operations (Core AFFO)

Core AFFO is composed of Core FFO less recurring capital expenditures. Core AFFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers Core AFFO to be an important measure of performance from operations because Core AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

Core Funds from Operations (Core FFO)

Core FFO represents FFO as adjusted for items that are not considered part of MAA’s core business operations such as adjustments related to the fair value of the embedded derivative in the MAA Series I preferred shares, gain or loss on sale of non-depreciable assets, adjustments for gains or losses from unconsolidated limited partnerships, net casualty gain or loss, gain or loss on debt extinguishment, non-routine legal costs and settlements, COVID-19 related costs and mark-to-market debt adjustments. While MAA's definition of Core FFO may be similar to others in the industry, MAA’s methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that Core FFO is helpful in understanding its core operating performance between periods in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

EBITDA

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes.  As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income as an indicator of operating performance.

EBITDAre

For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA further adjusted for the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA’s share of EBITDAre of unconsolidated affiliates.  As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA’s definition of EBITDAre is in accordance with NAREIT’s definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income as an indicator of operating performance.

Funds Available for Distribution (FAD)

FAD is composed of Core FFO less total capital expenditures, excluding development spending and property acquisitions.  FAD should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

NON-GAAP FINANCIAL MEASURES (Continued)

Funds From Operations (FFO)

FFO represents net income available for MAA common shareholders (calculated in accordance with GAAP) excluding gains or losses on disposition of operating properties and asset impairment, plus depreciation and amortization of real estate assets, net income attributable to noncontrolling interests, and adjustments for joint ventures.  Because net income attributable to noncontrolling interests is added back, FFO, when used in this document, represents FFO attributable to the Company.  While MAA’s definition of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies.  FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.  MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Assets

Gross Assets represents Total assets plus Accumulated depreciation.  MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets

Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and Cash and cash equivalents.  MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions.  MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt

Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents.  MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)

Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Same Store NOI

Same Store NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Non-Same Store and Other NOI

Non-Same Store and Other NOI represents Rental and other property revenues less Total property operating expenses, excluding depreciation and amortization, for all properties classified within the Non-Same Store and Other Portfolio during the period. Non-Same Store and Other NOI should not be considered as an alternative to Net income available for MAA common shareholders.  MAA believes Non-Same Store and Other NOI is a helpful tool in evaluating the operating performance within MAA’s markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit

Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

OTHER KEY DEFINITIONS (Continued)

Average Physical Occupancy

Average Physical Occupancy represents the average of the daily physical occupancy for the respective period.

Development Communities

Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Non-Same Store and Other Portfolio

Non-Same Store and Other Portfolio includes recently acquired communities, communities in development or lease-up, communities that have been identified for disposition, communities that have undergone a significant casualty loss, stabilized communities that do not meet the requirements defined by the Same Store Portfolio, retail properties and commercial properties.

Same Store Portfolio

MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions or events warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year.  Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA’s Board of Directors for disposition are excluded from the Same Store Portfolio.  Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Unencumbered NOI

Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP’s bond covenants).

CONTACT:  Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com